Accession to the Agreement of Joint Filing

Reference is herein made to the joint filing agreement (the “Agreement”) dated as of February 11, 2016, by and among Zaka S.A., a société anonyme organized under the laws of Luxembourg, Hougou S.A., a société anonyme organized under the laws of Belgium, and Pierre Bastid relating to the preparation and filing of Filings (as defined in the Agreement). By its execution hereof, Zaka Rendement S.A., a société anonyme organized under the laws of Luxembourg, hereby accedes to the Agreement as a party and shall have all of the rights and obligations thereunder as a party, and the other parties to the Agreement hereby acknowledge and agree to such accession.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Accession as of the date set forth below.

Dated: February 14, 2017

Zaka Rendement S.A. By: /s/ Olivier Revol ________________ Name: Olivier Revol Title: Director B
By: /s/Aurélie Parage _______________ Name: Aurélie Parage Title: Director A
Acknowledged and Agreed:
Zaka S.A. By: /s/ Olivier Revol ________________ Name: Olivier Revol Title: Director B
By: /s/Céline Doyen _______________ Name: Céline Doyen Title: Director A
Hougou S.A. By: /s/ Olivier Revol ________________ Name: Olivier Revol Title: Managing Director
By: /s/ Pierre Bastid ________________ Name: Pierre Bastid Title: Director
Pierre Bastid /s/ Pierre Bastid ____________________